EXHIBIT 3.1

CERTIFICATE OF DESIGNATION

OF THE RIGHTS, POWERS, PREFERENCES, PRIVILEGES, AND RESTRICTIONS,

OF THE

SERIES D CONVERTIBLE PREFERRED STOCK

OF

PALATIN TECHNOLOGIES, INC.

Palatin Technologies, Inc., a Delaware corporation (the “Corporation”), hereby certifies that, pursuant to the provisions of Sections 103, 141 and 151 of the General Corporation Law of the State of Delaware, on June 10, 2025, the board of directors of the Corporation (the “Board”), pursuant to authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation (as such may be amended, modified or restated from time to time, the “Charter”), adopted the resolution set forth immediately below, which resolution is now, and at all times since its date of adoption has been, in full force and effect:

RESOLVED, that pursuant to the authority conferred upon the Board by the Charter, which authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $0.01 per share, a series of preferred stock be, and hereby is, created and designated Series D Convertible Preferred Stock, and that the designation and number of shares of such series, and the voting powers, designations, preferences and rights, and qualifications, limitations or restrictions thereof, are as set forth in this certificate of designations, as it may be amended from time to time (the “Certificate of Designations”), as follows:

Pursuant to the Charter, there is hereby created out of the authorized and unissued shares of preferred stock of the Corporation, par value $0.01 per share (for purposes of this paragraph, the “Preferred Stock”), a series of Preferred Stock consisting of 3,500 shares of Preferred Stock designated as the “Series D Convertible Preferred Stock”. Such number of shares may be increased or decreased by resolution of the Board or any duly authorized committee thereof, subject to the terms and conditions hereof and the requirements of applicable law; provided that (i) no increase shall cause the number of authorized shares of Series D Convertible Preferred Stock to exceed the total number of authorized shares of Preferred Stock and (ii) no decrease shall reduce the number of shares of Series D Convertible Preferred Stock to a number less than the number of such shares then outstanding.

1. Definitions. For purposes of this Certificate of Designation, the following definitions shall apply:

“Board” shall mean the Board of Directors of the Corporation.

“Business Day” is a day other than a Saturday, Sunday or a general bank holiday in New York, New York.

“Corporation” shall mean Palatin Technologies, Inc., a Delaware corporation.

“Common Stock” shall mean the common stock, $0.01 par value per share, of the Corporation.

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“Conversion Price” shall mean the conversion price for the Series D Preferred Stock, which shall equal $0.11, subject to adjustment herein.

“Distribution” shall mean the transfer of cash or property by the Corporation to one or more of its stockholders without consideration, whether by dividend or otherwise (except a dividend in shares of Corporation's stock).

“Dividend Payment Date” shall mean December 31, March 31, June 30 and September 30 of each year, commencing on June 30, 2025; provided that, if any Dividend Payment Date is not a Business Day, the Dividend Payment Date shall be the immediately preceding Business Day.

“Dividend Period” shall mean the period commencing on and including a Dividend Payment Date that ends on, but does not include, the next Dividend Payment Date; provided that the initial Dividend Period shall commence on and include the Issue Date and end on, but not include, the first Dividend Payment Date.

“Dividend Rate” shall mean 8% per annum.

“Holder” shall mean a holder of the Series D Convertible Preferred Stock.

“Initial Issue Date” shall mean the date on which the first share of Series D Convertible Preferred Stock is issued by the Corporation.

“Junior Stock” shall mean (i) Common Stock, (ii) any Preferred Stock and (iii) any other equity interest of the Corporation; provided that foregoing clauses (ii) and (iii) shall exclude the Series D Convertible Preferred Stock and any other series of Preferred Stock (or any class or series of equity interest of the Corporation) issued with a preference to payment upon a liquidation, dissolution or winding up of the Corporation, or the right to dividends or distributions payable by the Corporation, that are pari passu with, or senior to, the Series D Convertible Preferred Stock and otherwise not prohibited by this Certificate of Designation.

“Original Issue Price” shall mean $100 per share for the Series D Convertible Preferred Stock.

“Person” shall mean an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

“Series D Convertible Preferred Stock” shall mean the Series D Convertible Preferred Stock, $0.01 par value per share, of the Corporation.

“Stated Value” shall mean, at any date of determination and with respect to each outstanding share of Series D Convertible Preferred Stock, the sum of (i) the Original Issue Price of such share (adjusted as appropriate in the event of any equity dividend, equity split, equity distribution, recapitalization or combination with respect to the Series D Convertible Preferred Stock), plus (ii) the aggregate Accreted Dividends with respect to such share as of the date of determination.

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2. Dividend Rights.

2.1 Dividends. Notwithstanding anything to the contrary herein, from and after the Initial Issue Date, dividends (the “Dividends”) will accrue and accumulate on a daily basis in arrears during each Dividend Period at the applicable Dividend Rate in effect from time to time on the then-current Stated Value of each such share, whether or not such Dividends are earned or are declared by the Board or the Corporation is permitted by law to pay dividends. On each Dividend Payment Date, all Dividends that accumulated during such Dividend Period will, at the option of the Corporation, (i) upon being declared by the Board, be paid in cash or (ii) if not declared and paid in cash, accrete and be added to the Stated Value of such share of the Series D Convertible Preferred Stock (any such accretion of such Dividends on a share of the Series D Convertible Preferred Stock on or prior to such Dividend Payment Date, “Accreted Dividends”). Accreted Dividends shall increase the Stated Value of the Series D Convertible Preferred Stock in accordance with the definition of “Stated Value.” Dividends will be calculated on the basis of the actual days elapsed in a 360-day year consisting of 12 30-day months. All Dividends shall be declared and fully paid or compounded before any dividends are declared and paid on any Junior Stock and prior and in preference to any other distributions on, or redemptions of, any Junior Stock. Dividends shall be payable to the Holders as they appear on the records of the Corporation on the record date for such Dividends, which, to the extent the Board or any authorized committee thereof determines to declare Dividends in respect of any Dividend Period, shall be the date that is 15 days prior to the applicable Dividend Payment Date, and which record date and Dividend Payment Date, to the extent so determined, shall be declared by the Board or any authorized committee thereof during each Dividend Period on the date that is at least 20 days prior to the Dividend Payment Date and 5 days prior to the record date.

2.2 Calculation. Dividends for any Dividend Period shall be calculated as the product of (i) the Stated Value as of the Dividend Payment Date of each share of the Series A Preferred Stock outstanding from time to time (without giving effect to any Accreted Dividends for such Dividend Period), (ii) the Dividend Rate and (iii) the quotient of the number of days elapsed in the applicable Dividend Period (assuming a year consisting of twelve 30-day months), divided by 360.

3. Liquidation Rights. In the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed to stockholders in the following manner:

3.1 Liquidation Preference. Subject to the rights of any class or series of stock senior to or pari passu with the Series D Convertible Preferred Stock, the holders of each share of Series D Convertible Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, prior and in preference to any distribution on any Junior Stock, an amount per share equal to the Stated Value of the Series D Convertible Preferred Stock plus all declared but unpaid dividends on the Series D Convertible Preferred Stock. If upon any liquidation, dissolution, or winding up of the Corporation, the funds or assets available for distribution shall be insufficient to permit the payment to holders of the Series D Convertible Preferred Stock the full amount to which they are entitled under the preceding provisions of this Section 3.1, then subject to the rights of any class or series of stock senior to or pari passu with the Series D Convertible Preferred Stock, all of the remaining funds and assets of the Corporation shall be distributed among the holders of the then outstanding Series D Convertible Preferred Stock before distribution to any holders of Junior Stock.

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3.2 Reorganizations Not Liquidation. A reorganization or any other consolidation or merger of the Corporation with or into any other Person, or any other sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution, or winding up of the Corporation within the meaning of this Section 3 and the Series D Convertible Preferred Stock shall be entitled only to the rights contained in this Section 3.

3.3 Non-cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined by the Board.

4. Conversion Rights. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert.

4.1.1 Conversion Ratio and Stock Certificate. Each share of Series D Convertible Preferred Stock shall be convertible, at the option of the holder thereof, beginning on the date the Holder acquired the shares of Series D Convertible Preferred Stock, and without the payment of additional consideration by the holder thereof, into the number of shares of fully paid and nonassessable share of Common Stock determined by dividing the Stated Value by the Conversion Price in effect at the time of the conversion. Unless specifically requested by the Holder to be issued physical certificates for the Series D Convertible Preferred Stock, the Corporation, itself or through its transfer agent, shall issue the Series D Convertible Preferred Stock in book-entry form. The Corporation or its transfer agent shall issue to each Holder a statement reflecting such Holder’s holding of Series D Convertible Preferred Stock and shall deliver an updated statement to such Holder upon request.

4.1.2    Termination of Conversion Rights. Subject to the provisions of this Section 4 in the case of a Contingency Event (as defined herein), in the event of a reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up of the Corporation, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the first payment of any funds and assets distributable on such event to the holders of Series D Convertible Preferred Stock.

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4.2 Mechanics of Conversion.

4.2.1 Notice of Conversion. Each Holder has the right, at any time, at its election, to convert all or any number of shares of Series D Convertible Preferred Stock into shares of Common Stock, by dividing the Stated Value by the applicable Conversion Price in effect at the time. A conversion notice (the “Conversion Notice”) describing conversion of shares of Series D Convertible Preferred Stock (and, if applicable, any event on which such conversion is contingent (a “Contingency Event”)), may be delivered to the Corporation by method of the Holder’s choice (including but not limited to email, facsimile, mail, overnight courier, or personal delivery). The Corporation shall promptly deliver the shares of Common Stock from any conversion to the Holder.

4.2.2 Reservation of Shares. For so long as any share of Series D Convertible Preferred Stock is outstanding, the Corporation shall reserve and keep available out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the Series D Convertible Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series D Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Series D Convertible Preferred Stock, the Corporation shall use its best efforts to cause such corporate action to be taken as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation’s Certificate of Incorporation. Before taking any action that would cause an adjustment reducing a series of Preferred Stock below the then par value of the shares of Common Stock issuable upon conversion of such series of Series D Convertible Preferred Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary so that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock.

4.2.3 Effect of Conversion. All shares of Series D Convertible Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. All shares of Series D Convertible Preferred Stock so converted shall be cancelled and shall revert to the Corporation's authorized but unissued Preferred Stock.

4.2.4 No Further Adjustment. Upon any conversion of shares of Series D Convertible Preferred Stock, no adjustment to the Conversion Price shall be made with respect to the converted shares for any declared but unpaid dividends on such series of Series D Convertible Preferred Stock or on the Common Stock delivered upon conversion.

4.3 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Initial Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series D Convertible Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Initial Issue Date for the Series D Convertible Preferred Stock combine the outstanding shares of Common Stock, the Conversion Price for the Series D Convertible Preferred Stock in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 4.3 shall become effective at the close of business on the date the subdivision or combination becomes effective.

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4.4 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Initial Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price for the Series D Convertible Preferred Stock in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying such Conversion Price then in effect by a fraction:

(a) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(b) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Conversion Ratio shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Ratio shall be adjusted pursuant to this Section 4.4 as of the time of actual payment of such dividends or distributions; and (ii) no such adjustment shall be made if the holders of the Series D Convertible Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock that they would have received if all outstanding shares of the Series D Convertible Preferred Stock had been converted into Common Stock on the date of such event.

4.5 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Initial Issue Date for the Series D Convertible Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock), then and in each such event the holders of the Series D Convertible Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of the Series D Convertible Preferred Stock had been converted into Common Stock on the date of such event.

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4.6 Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Initial Issue Date for the Series D Convertible Preferred Stock the Common Stock issuable upon the conversion of the Series D Convertible Preferred Stock is changed into the same or a different number of shares of any class or classes of stock of the Corporation, whether by recapitalization, reclassification, or otherwise (other than by a stock split or combination, dividend, distribution, merger or consolidation covered by Sections 4.3, 4.4, 4.5, or 4.7), then in any such event each holder of the Series D Convertible Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which the Series D Convertible Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change.

4.7 Adjustment for Merger or Consolidation. If there shall occur any consolidation or merger involving the Corporation in which the Common Stock (but not the Series D Convertible Preferred Stock) is converted into or exchanged for securities, cash, or other property (other than a transaction covered by Sections 4.4, 4.5 or 4.6), then, following any such consolidation or merger, provision shall be made that each share of Series D Convertible Preferred Stock shall thereafter be convertible, in lieu of the Common Stock into which it was convertible prior to such event, into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock issuable upon conversion of one share of such series of Series D Convertible Preferred Stock immediately prior to such consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of such series of Series D Convertible Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price of the Series D Convertible Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series D Convertible Preferred Stock.

4.8 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series D Convertible Preferred Stock pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 15 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the Series D Convertible Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series D Convertible Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of the Series D Convertible Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (a) the Conversion Price of the Series D Convertible Preferred Stock then in effect and (b) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of the Series D Convertible Preferred Stock.

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5. No Impairment. The Corporation will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, including amending this Certificate of Designation, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series D Convertible Preferred Stock against impairment. This provision shall not restrict the Corporation from amending its Certificate of Incorporation in accordance with the General Corporation Law of Delaware and the terms hereof.

6. Redemption. The Series D Convertible Preferred Stock shall not be subject to redemption by the Corporation or the Holders.

7. Notices. Any notices required by the provisions of this Certificate of Designation to be given to the holders of shares of Series D Convertible Preferred Stock shall be deemed given if sent by facsimile or overnight courier to the address appearing on the books of the Corporation, and shall be conclusively deemed given at the time of delivery if made during normal business hours, otherwise notice shall be deemed given on the next business day.

8. Voting Provisions. Each outstanding share of Series D Convertible Preferred Stock shall be entitled to vote on an “as converted to common stock” basis on all matters to which the holders of the Corporation’s Common Stock are entitled or required to vote, as calculated on the date of the vote. Except as otherwise required by law, the Series D Convertible Preferred Stock shall only be entitled to vote on the matters provided for in the immediately preceding sentence of this Section 8.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series D Convertible Preferred Stock to be duly executed by its Chief Executive Officer this 10th day of June, 2025.

PALATIN TECHNOLOGIES, INC.

By:
Name:
Title:

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